Exhibit 99.1

Micronet Enertec Technologies, Inc. Reports First Quarter 2014 Financial Results

MONTVALE, N.J., May 15, 2014 /PRNewswire/ -- Micronet Enertec Technologies, Inc. (NASDAQCM: MICT), a developer and manufacturer that integrates and globally markets rugged computers, tablets and computer-based systems for the commercial Mobile Resource Management (MRM) market and for the defense and aerospace markets, today announced financial results for the first quarter ended March 31, 2014.

David Lucatz, Chief Executive Officer of Micronet Enertec Technologies, Inc. stated, “During the quarter, we experienced a decline in our sales, mainly as a result of reduced sales to our major MRM client. However, our continuing efforts to penetrate new customers and new market verticals  are very encouraging by the recent orders received from new customers and the successful entry into new verticals such as school buses in the U.S. (local fleets, the largest growing vertical) and others. In addition, we are in the process of penetrating new geographies such as Mexico and Chile, in which we have already been successful in introducing our products to certain local customers.”

Mr. Lucatz continued, “The recently announced pending acquisition of the MRM division of Beijer Electronics in Salt Lake City, Utah, will enable us to establish a strong U.S. sales and marketing base while offering a wide range of MRM tablets, including our recently introduced Android-based A 300 series family of tablets, supporting a variety of applications and verticals. In addition, Beijer Electronics will broaden and diversify our  customer base.”

“On a stand-alone basis, Beijer generated sales for 2013 of approximately $11M annually. Going forward, we strongly believe that the successful integration of both companies' operations will accelerate our growth and position us as a significant supplier in this multi-billion dollar market.”

First Quarter 2014 Financial Highlights:

•
Total revenue  was $5.6 million, compared to $10.4 million in the first quarter of 2013. The decline in revenue attributed to reduced sales to our major client, is expected to increase in the second half of 2014 including Beijer’s revenues that will be fully integrated at that same period of time.

•	Gross profit is $2.1 million, compared to $3.6 million for the first quarter of 2013. Gross margin is 37%, compared to 35% in the first quarter of 2013.
•	R&D expenses are $744,000 (includes $146,000 grant from the Israeli Office of the Chief Scientist), compared to $709,000 in the first quarter of 2013.
•	Operating loss are $60,000, compared to operating income of $1.5 million in the first quarter of 2013. The operating loss is mainly due to decline in revenues.

•	GAAP net loss for the first quarter is $185,000, compared to net income of $212,000 for the same period last year.
•
GAAP net loss per share for the first quarter are $0.06, based on 5.8 million  shares on a diluted basis, compared to GAAP net loss of $0.13, based on 3.5 million  shares on a diluted basis, in the first quarter last year.

•	Non-GAAP net loss is $270,000 for the first quarter, compared to non-GAAP net income of $726,000 in the first quarter of 2013.
•	Non-GAAP diluted EPS is $(0.05) loss per share based on 5.8 million diluted shares compared to $0.18 income per share, based on 3.9 million shares on a diluted basis last year.
•	Balance sheet: Cash and marketable securities were $18.9 million at March 31, 2014 as compared to $19.8 million at December 31, 2013. Current ratio of 3:1 on March 31, 2014.
•	Total debt decreased to $8.4 million as of March 31, 2014 from $9.1 million as of December 31, 2013.

A reconciliation of GAAP to non-GAAP financial measures is  provided below. An explanation of these measures is also included below under the heading "Non-GAAP Financial Measures."

Mr. Lucatz concluded: “Beyond the MRM/FM segments, we are committed to maintaining a strong presence and an ample backlog of business in the Aerospace and Defense segment. During the last quarter, we announced a new $2.6 million project for the development and supply of a generic computer-based test, diagnosis and simulation system designated to support a vast range of advanced missile defense systems. Looking forward, we see ongoing demand in the Aerospace and Defense segment, and we expect to announce new orders in this space in the coming months.”

Conference Call

Micronet Enertec will host a conference call today at 9:00 a.m. ET to discuss the company's financial results for the first quarter 2014, its business outlook and other matters.

Callers in the U.S: 1-888-407-2553, callers from outside of the U.S: 972-3-918-0610

Live webcast: http://www.veidan-stream.com/?con=Micronet_Enertec_Technologies_Q1_2014_Results

A telephone replay will be available for two weeks:

Callers in the U.S:  1-877-456-0009, outside of the U.S: 972-3- 925-5930

MICRONET ENERTEC TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Share and Earnings Per Share Data)
(Unaudited)

	Three months ended March 31,
	2014	2013

Revenues	$5,567	$10,361
Cost of revenues	3,515	6,714

Gross profit	2,052	3,647
Operating expenses:
Research and development	744	709
Selling and marketing	391	314
General and administrative	884	784
Amortization of intangible assets	93	378
Total operating expenses	2,112	2,185

Income (loss) from operations	(60)	1,462
Financial expenses, net	46	1,131
Income (loss) before provision for income taxes	(106)	331
Taxes on income	79	119
Net income (loss)	(185)	212
Net loss attributable to non-controlling interests	147	673

Net loss attributable to Micronet Enertec	$(332)	$(461)

Loss per share attributable to Micronet Enertec:
Basic and diluted	$(0.06)	$(0.13)

Weighted average common shares outstanding:
Basic and diluted	5,831,246	3,483,749

MICRONET ENERTEC TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In Thousands)
(Unaudited)

	Three months ended March 31,
	2014	2013

Net income	$(185)	$212
Other comprehensive income net of tax:
Currency translation adjustment	(26)	609
Total comprehensive income	(211)	821
Comprehensive loss attributable to the non-controlling interests	71	(714)
Comprehensive income attributable to Micronet Enertec	(140)	107

MICRONET ENERTEC TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share and Par Value Data)

	March 31,	December 31,
	2014	2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$11,959	$12,825
Marketable securities	6,964	6,969
Trade account receivables, net	11,454	13,467
Inventories	4,417	4,324
Derivative asset - call options	532	460
Other account receivable	1,326	1,165
Total current assets	36,652	39,210

Property, and equipment, net	2,369	2,440
Intangible assets and others, net	1,000	1,076
Long term deposit	139	103
Total long term assets	3,508	3,619

Total assets	$40,160	$42,829

	March 31, 2014	December 31, 2013
	(Unaudited)
LIABILITIES AND EQUITY

Short term bank credit and current portion of long term bank loans	$5,080	$5,058
Current portion of long term notes, net of discount	983	-
Trade account payables	3,645	4,361
Other account payables	2,352	3,355
Total current liabilities	12,060	12,774

Long term loans from banks and others	2,374	3,130
Long term notes, net of discount	-	933
Finance lease	97	109
Accrued severance pay, net	138	172
Deferred tax liabilities, net	99	113
Total long term liabilities	2,708	4,457

Stockholders’ Equity:
Preferred stock; $.001 par value, 5,000,000 shares authorized, none issued and outstanding
Common stock; $.001 par value, 100,000,000 shares authorized, 5,831,246 shares issued and outstanding as of March 31, 2014 and December 31, 2013	6	6
Additional paid in capital	8,059	8,053
Accumulated other comprehensive income	1,440	1,389
Retained earnings	8,090	8,423
Micronet Enertec stockholders' equity	17,595	17,871

Non-controlling interests	7,797	7,727
Total equity	25,392	25,598
Total liabilities and equity	$40,160	$42,829

Non-GAAP Financial Measures

In addition to providing financial measurements based on generally accepted accounting principles in the United States of America (“GAAP)”, we provide additional financial metrics that are not prepared in accordance with GAAP (“non-GAAP”). Management uses non-GAAP financial measures, in addition to GAAP financial measures, to understand and compare operating results across accounting periods, for financial and operational decision making, for planning and forecasting purposes and to evaluate our financial performance.

Management believes that these non-GAAP financial measures reflect our ongoing business in a manner that allows for meaningful comparisons and analysis of trends in our business, as they exclude expenses and gains that are not reflective of our ongoing operating results. Management also believes that these non-GAAP financial measures provide useful information to investors in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies.

The non-GAAP financial measures do not replace the presentation of our GAAP financial results and should only be used as a supplement to, not as a substitute for, our financial results presented in accordance with GAAP.

The non-GAAP adjustments, and the basis for excluding them from non-GAAP financial measures, are outlined below:

•
Amortization of acquired intangible assets - We are required to amortize the intangible assets, included in our GAAP financial statements, related to the acquisition of Micronet. The amount of an acquisition’s purchase price allocated to intangible assets and term of its related amortization are unique to the Acquisition. The amortization of acquired intangible assets are non-cash charges. We believe that such changes do not reflect our operational performance. Therefore, we exclude amortization of acquired intangible assets to provide investors with a consistent basis for comparing pre- and post-acquisition operating results.

•
Amortization of UTA’s note discount and related expenses - These interest expenses are non-cash and are related to amortization of discount of  certain notes held by UTA Capital LLC. Such expenses do not reflect our on-going operations and most of them will be incurred up to the end of fiscal 2014.

•
Change in fair value of call options and warrants – The change in fair value of the call options relating to the Acquisition is recorded as interest expense. The change in fair value is derived primarily from Micronet’s share price and does not reflect our on-going operations.

•
Stock-based compensation  is share based awards granted to certain individuals. They are non-cash and affected by our historical stock prices which are irrelevant to forward-looking analyses and are not necessarily linked to  our operational performance.

The following table reconciles, for the periods presented, GAAP net loss attributable to Micronet Enertec to non-GAAP net income attributable to Micronet Enertec and GAAP loss per diluted share attributable to Micronet Enertec to non-GAAP net income per diluted share attributable to Micronet Enertec:

	Three months ended March 31,
	2014	2013
	In Thousands, Except Share and Per Share Data
GAAP net loss attributable to Micronet Enertec	$(332)	$(461)
Amortization of acquired intangible assets	93	378
Change in fair value of call options and warrants	(73)	298
Amortization of UTA’s note discount and related expenses	50	568
Stock-based compensation	6	-
Income tax-effect of above non-GAAP adjustments	(14)	(57)
Total Non-GAAP net income (loss) attributable to Micronet Enertec	$(270)	$726

Non-GAAP net income (loss) per diluted share attributable to Micronet Enertec	$(0.05)	$0.18
Shares used in per share calculations	5,831,247	3,924,427
GAAP net loss per diluted share attributable to Micronet Enertec	$(0.06)	$(0.13)
Shares used in per share calculations	5,831,247	3,483,749

About Micronet Enertec Technologies, Inc.

Micronet Enertec Technologies, Inc. (NASDAQCM: MICT) operates through two companies, Enertec Systems 2001 Ltd ("Enertec"), its wholly-owned subsidiary, and Micronet Ltd ("Micronet"), in which it has a controlling interest.  Micronet operates in the growing commercial Mobile Resource Management (MRM) market, mainly in the United States. Micronet designs, develops, manufactures and sells rugged mobile computing devices that provide fleet operators and field workforces with computing solutions in challenging work environments.  Enertec operates in the Defense and Aerospace markets and designs, develops, manufactures and supplies various customized military computer-based systems for missile defense systems, command and control and others.  The Company's products, solutions and services are designed to perform in severe environments and battlefield conditions. For more information please visit: www.micronet-enertec.com, the content of which is not incorporated by reference into this press release.

Forward-looking Statement

This press release contains express or implied forward-looking statements within the Private Securities Litigation Reform Act of 1995 and other U.S. Federal securities laws.  These forward-looking statements include, but are not limited to, those statements regarding successful integration of Micronet and Beijer, potential growth of Micronet, increase in revenues in the second half of 2014 of Micronet, effect of revenues from Beijer operations on Micronet future results, presence and levels of backlog and demand in the Aerospace and Defense segment.  Such forward -looking statements and their implications involve known and unknown risks, uncertainties and other factors that may cause actual results or performance to differ materially from those projected. The forward-looking statements contained in this press release are subject to other risks and uncertainties, including those discussed in the "Risk Factors" section and elsewhere in the company's annual report on Form 10-K for the year ended December 31, 2013 and in subsequent filings with the Securities and Exchange Commission. Except as otherwise required by law, the company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact information:

Miri Segal Scharia
Managing Partner Global Accounts & IPOs
Hayden/ MS-IR LLC
Tel: 917-607-8654
msegal@ms-ir.com